UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934 (Amendment No.  )

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NEXUS BIOPHARMA, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEXUS BIOPHARMA, INC.

8 Hillside Ave., Suite 108

Montclair, NJ 07042

(832) 758-7488

November 16, 2016

NOTICE OF CONSENT SOLICITATION

To our Stockholders:

We are soliciting your consent to approve an amendment to the Company’s Articles of Incorporation to authorize the issuance of 10,000,000 shares of blank check preferred stock (the “Proposal”). On October 7, 2016, the Company’s Board of Directors approved the Proposal. The Company’s Board of Directors has deemed it advisable to seek stockholder approval of the Proposal, as required under the Nevada Revised Statutes, and has decided to seek the written consent of stockholders through a consent solicitation process rather than holding a special meeting of stockholders, in order to eliminate the costs and management time involved in holding a special meeting.  The Proposal is described in more detail in the accompanying Consent Solicitation Statement.

We have established the close of business on October 21, 2016, as the record date for determining stockholders entitled to submit written consents.  Stockholders holding a majority of our outstanding voting capital as of the close of business on the record date must vote in favor of the Proposal to be approved by stockholders.

This solicitation is being made on the terms and subject to the conditions set forth in the accompanying Consent Solicitation Statement and Written Consent.  To be counted, your properly completed Written Consent must be received before 5:00 p.m. Eastern Time, on December 20, 2016, subject to early termination of the Consent Solicitation by our Board of Directors if a majority approval is received, or extension of the time of termination by our Board of Directors (the “Expiration Time”).

Failure to submit the Written Consent will have the same effect as a vote against the Proposal.  We recommend that all stockholders consent to the Proposal, by marking the box entitled “FOR” with respect to the Proposal and submitting the Written Consent by one of the methods set forth in the form of Written Consent which is attached as Appendix B to the Consent Solicitation Statement.  If you sign and send in the Written Consent form but do not indicate how you want to vote as to the Proposal, your consent form will be treated as a consent “FOR” the Proposal.

By Order of the Board of Directors of Nexus BioPharma, Inc.

Sincerely,

/s/ Warren Lau

Warren Lau, Chief Executive Officer and Chairman of the Board of Directors

NEXUS BIOPHARMA, INC.

8 Hillside Ave., Suite 108

Montclair, NJ 07042

(832) 758-7488

CONSENT SOLICITATION STATEMENT

General

This Consent Solicitation Statement dated November 16, 2016 is being furnished in connection with the solicitation of written consents of the stockholders of Nexus BioPharma, Inc., a Nevada corporation (the “Company,” “Nexus,” “us,” “we,” or “our”) with regard to the following proposal (the “Proposal”):

•

To approve an amendment to the Company’s Articles of Incorporation to authorize the issuance of 10,000,000 shares of blank check preferred stock.

The foregoing business item is more fully described in the following pages, which are made part of this notice.

Our Board of Directors unanimously adopted the Proposal and recommends that stockholders vote FOR the approval of the Proposal.  The Board of Directors has decided to seek written consent rather than calling a special meeting of stockholders, in order to eliminate the costs and management’s time involved in holding a special meeting.  Written consents are being solicited from holders of all of our voting capital of record pursuant to Section 78.320 of the Nevada Revised Statutes.

Voting materials, which include this Consent Solicitation Statement and a Written Consent form (attached as Appendix B), are being mailed to all stockholders on or about November 16, 2016.  Our Board of Directors set the close of business on October 21, 2016, as the record date for the determination of stockholders entitled to act with respect to the Consent Solicitation (the “Record Date”).

This Consent Solicitation is also available at http://www.viewproxy.com/Nexus/2016Consent

Stockholders holding a majority of our outstanding voting capital ("Voting Capital"), which consists of our Common Stock, as of the close of business on the Record Date, must vote in favor of the Proposal to be approved by stockholders. As of the Record Date, the Company had 64,300,000 shares of Common Stock outstanding, held by approximately 25 registered holders of record.

Any beneficial owner of the Company who is not a record holder must arrange with the person who is the record holder or such record holder’s assignee or nominee to: (i) execute and deliver a Written Consent on behalf of such beneficial owner; or (ii) deliver a proxy so that such beneficial owner can execute and deliver a Written Consent on its own behalf.

Stockholders who wish to consent must deliver their properly completed and executed Written Consents in accordance with the instructions set forth in the Written Consent. The Company reserves the right (but is not obligated) to accept any Written Consent received by any other reasonable means or in any form that reasonably evidences the giving of consent to the approval of the Proposals.

Requests for copies of this Consent Solicitation Statement should be directed to Nexus BioPharma, Inc. at the address or telephone number set forth above.

The Company expressly reserves the right, in its sole discretion and regardless of whether any of the conditions of the Consent Solicitation have been satisfied, subject to applicable law, at any time prior to 5:00 p.m. Eastern Time, on December 20, 2016 (the “Expiration Date”) to (i) terminate the Consent Solicitation for any reason, including if the consent of stockholders holding a majority of the Company’s outstanding Voting Capital has been received, (ii) waive any of the conditions to the Consent Solicitation, or (iii) amend the terms of the Consent Solicitation.

The final results of this solicitation of written consents will be published in a Current Report on Form 8-K (the “Form 8-K”) by the Company.  This Consent Solicitation Statement and the Form 8-K shall constitute notice of taking of a corporate action without a meeting by less than unanimous written consent as permitted by applicable law.

All questions as to the form of all documents and the validity and eligibility (including time of receipt) and acceptance of consents and revocations of consents will be determined by the Company, in its sole discretion, which determination shall be final and binding.

Revocation of Consents

Written consents may be revoked or withdrawn by any stockholder at any time before the Expiration Date. A notice of revocation or withdrawal must specify the record stockholder’s name and the number of shares being withdrawn.  After the Expiration Date, all written consents previously executed and delivered and not revoked will become irrevocable.  Revocations may be submitted to the Corporate Secretary of the Company by the same methods as written consents may be submitted, as set forth in the form of Written Consent attached hereto as Appendix B.

Solicitation of Consents

Our Board of Directors is sending you this Consent Solicitation Statement in connection with its solicitation of stockholder consent to approve the Proposal.  The Company will pay for the costs of solicitation.  We will pay the reasonable expenses of brokers, nominees and similar record holders in mailing consent materials to beneficial owners of our Common Stock. Because the approval of holders of a majority of the outstanding Voting Capital is required to approve the Proposals, not returning the Written Consent will have the same effect as a vote against the Proposal.

Other than as discussed above, the Company has made no arrangements and has no understanding with any other person regarding the solicitation of consents hereunder, and no person has been authorized by the Company to give any information or to make any representation in connection with the solicitation of consents, other than those contained herein and, if given or made, such other information or representations must not be relied upon as having been authorized. In addition to solicitations by mail, consents may be solicited by directors, officers and other employees of the Company who will receive no additional compensation therefor.

Members of our management beneficially own shares of our Common Stock and intend to submit their consents “For” the Proposal.  As a result, approximately 7,899,741 shares held by our Chief Executive Officer, President, Chief Financial Officer and Director will be voted in favor of the Proposal constituting approximately 12.3% of our issued and outstanding Common Stock as of the Record Date.    See “Security Ownership of Certain Beneficial Owners and Management.”

No Appraisal Rights

Under the Nevada Revised Statutes and our charter documents, holders of our outstanding Voting Capital will not be entitled to statutory rights of appraisal, commonly referred to as dissenters’ rights or appraisal rights (i.e., the right to seek a judicial determination of the “fair value” of their shares and to compel the purchase of their shares for cash in that amount) with respect to the Proposal.

Householding Matters

Stockholders that share a single address will receive only one Consent Solicitation Statement and Written Consent at that address, unless we have received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder of record residing at such an address wishes to receive a separate copy of this Consent Solicitation Statement or of future consent solicitations (as applicable), he or she may write to us at: Nexus BioPharma, Inc., 8 Hillside Ave., Suite 108, Montclair, NJ 07042, Attention: Corporate Secretary. We will deliver separate copies of this Consent Solicitation Statement and form of Written Consent promptly upon written request. If you are a stockholder of record receiving multiple copies of our Consent Solicitation Statement and form of Written Consent, you can request householding by contacting us in the same manner. If you own your shares through a bank, broker or other stockholder of record, you can request additional copies of this Consent Solicitation Statement and form of Written Consent or request householding by contacting the stockholder of record.

As of the Record Date, the closing price of our Common Stock was $0.65 per share and our total market capitalization was approximately $41,795,000.

INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS IN THE PROPOSAL

Members of the Board of Directors and executive officers of the Company do not have any interest in any proposal that is not shared by all other stockholders of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table is based upon 64,300,000 shares of Common Stock outstanding as of October 21, 2016, and sets forth, based on the public filings of such individuals and entities and our knowledge of securities issued by us to them, certain information concerning the ownership of voting securities of: (i) each current member of the Board, (ii) our Chief Executive Officer and other executive officers, (iii) all of our current directors and executive officers as a group and (iv) each beneficial owner of more than 5% of the outstanding shares of any class of our voting securities. Except as otherwise indicated, addresses are c/o Nexus BioPharma, Inc., 8 Hillside Ave., Suite 108, Montclair, NJ 07042.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)

Warren Lau, Chief Executive Officer, Chief Financial Officer, President, Secretary, Director (2)	7,899,741	12.3%
All Officers and Directors as a group (1 person)	7,899,741	12.3%
Crocus Bay Ventures LLC (3)	7,192,981	11.2%
Albert Einstein College of Medicine (4)	8,333,647	13%

(1) Percentage is based upon 64,300,000 shares of common stock outstanding as of October 21, 2016.

(2) Does not include shares underlying a convertible promissory note in the principal amount of $21.94 issuable to the holder as consideration pursuant to that certain Amended and Restated Agreement and Plan of Reorganization by and among the Company, BioPharma, Inc., a Nevada Company and Nexus Acquisition Corp., dated as of June 9, 2016. Effective upon filing a Certificate of Designation setting forth the rights and preferences of a newly designated class of Preferred Stock of the Company, the promissory note shall be automatically converted into 219,437 shares of such designated class of Preferred Stock, which preferred shares may convert into 7,899,741 shares of common stock, subject to a 4.99% ownership limitation.  Due to the 4.99% ownership limitation, the holder shall not be deemed to beneficially own the 7,899,741 shares of common stock.

(3) The address for the stockholder is P.O. Box 2422 Westport, CT 06880. Matthew I. Balk in his capacity as Managing Member holds the voting and dispositive power over the shares held. Does not include shares underlying a convertible promissory note in the principal amount of $19.98 issuable to the holder as consideration pursuant to that certain Amended and Restated Agreement and Plan of Reorganization by and among the Company, BioPharma, Inc., a Nevada Company and Nexus Acquisition Corp., dated as of June 9, 2016. Effective upon filing a Certificate of Designation setting forth the rights and preferences of a newly designated class of Preferred Stock of the Company, the promissory note shall be automatically converted into 199,805 shares of such designated class of Preferred Stock, which preferred shares may convert into 7,192,981 shares of common stock, subject to a 4.99% ownership limitation Due to the 4.99% ownership limitation, the holder shall not be deemed to beneficially own the 7,192,981 shares of common stock.

(4) The address for the stockholder is 1300 Morris Park Ave, Bronx, NY 10461. Jed M. Shivers in his capacity as Associate Dean for Finance and Administration holds the voting and dispositive power over the shares held. Does not include shares underlying a convertible promissory note in the principal amount of $23.15 issuable to the holder as consideration pursuant to that certain Amended and Restated Agreement and Plan of Reorganization by and among the Company, BioPharma, Inc., a Nevada Company and Nexus Acquisition Corp., dated as of June 9, 2016. Effective upon filing a Certificate of Designation setting forth the rights and preferences of a newly designated class of Preferred Stock of the Company, the promissory note shall be automatically converted into 231,490 shares of such designated class of Preferred Stock, which preferred shares may convert into 8,333,647 shares of common stock, subject to a 4.99% ownership limitation. Due to the 4.99% ownership limitation, the holder shall not be deemed to beneficially own the 8,333,647 shares of common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and our other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to us during 2015, SEC filings and certain written representations that no other reports were required during the fiscal year ended February 29, 2016, our officers, directors and greater than ten percent stockholders complied with all applicable Section 16(a) filing requirement.

PROPOSAL I:

APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO AUTHORIZE THE ISSUANCE OF 10,000,000 SHARES OF BLANK CHECK PREFERRED STOCK

Our Board of Directors has approved, subject to stockholder approval, an amendment to our Articles of Incorporation (the “Blank Check Preferred Amendment”) to authorize the issuance of 10,000,000 shares of blank check preferred stock.

If the Blank Check Preferred Amendment is approved by our stockholders pursuant to this Consent Solicitation Statement, we intend to file the Blank Check Preferred Amendment with the Secretary of State of Nevada, substantially in the form of Appendix A hereto, as soon as practicable following the approval by our stockholders.

Outstanding Shares and Purpose of the Proposal

Our Articles of Incorporation currently authorizes us to issue a maximum of 750,000,000 shares of common stock, par value $0.0001 per share. Our issued and outstanding securities, as of October 21, 2016, on a fully diluted basis, consist of 64,300,000 shares of common stock.

Upon filing with the Nevada Secretary of State, the Blank Check Preferred Amendment will authorize the issuance of 10,000,000 shares of preferred stock, $0.0001 par value. The Board of Directors will be authorized to fix the designations, rights, preferences, powers and limitations of each series of the preferred stock.

The term "blank check" preferred stock refers to stock which gives the board of directors of a corporation the flexibility to create one or more series of preferred stock, from time to time, and to determine the relative rights, preferences, powers and limitations of each series, including, without limitation: (i) the number of shares in each series, (ii) whether a series will bear dividends and whether dividends will be cumulative, (iii) the dividend rate and the dates of dividend payments, (iv) liquidation preferences and prices, (v) terms of redemption, including timing, rates and prices, (vi) conversion rights, (vii) any sinking fund requirements, (viii) any restrictions on the issuance of additional shares of any class or series, (ix) any voting rights and (x) any other relative, participating, optional or other special rights, preferences, powers, qualifications, limitations or restrictions. Any issuances of preferred stock by the Company will need to be approved the board of directors.

The Board of Directors believes that the authorization of shares of preferred stock is desirable because it will provide the Company with increased flexibility of action to meet future working capital and capital expenditure requirements through equity financings without the delay and expense ordinarily attendant on obtaining further stockholder approvals. The Board of Directors believes that the authorization of blank check preferred stock will improve the Company's ability to attract needed investment capital, as various series of the preferred stock may be customized to meet the needs of any particular transaction or market conditions.

Out of the 10,000,000 shares of blank check preferred stock, the Company plans to designate 1,000,000 shares as Series A Preferred Stock for issuance in connection with certain convertible promissory notes.  Pursuant to an Amended and Restated Agreement and Plan of Reorganization by and among the Company, Nexus Acquisition Corp., a Delaware corporation, and Nexus BioPharma, Inc., a Delaware corporation (“NBP”), each NBP stockholder became entitled to receive a convertible promissory note (the “Promissory Note”) corresponding to his/its proportional ownership interest of NBP Common Stock. The Promissory Note bears interest at the rate of 5% per annum and provides that effective upon the Company filing a Certificate of Designation which sets forth the rights and preferences of a series of Preferred Stock to be designated as Series A Preferred Stock, the Notes shall convert into shares of Series A Preferred Stock at the rate of ten thousand shares of Series A Preferred Stock for each $1.00 of Promissory Note. The Series A Preferred Stock will be convertible into an aggregate of 36,000,000 shares of the Company’s common stock.

The following is a description of the rights and preferences of a proposed Series A Preferred Stock, such series to be designated only upon approval of the Blank Check Preferred Amendment by the stockholders:

Rank. The Series A Preferred Stock will rank:

●	senior to all of our common stock, par value $0.001 per share (the “Common Stock”);

●

senior to any class or series of our capital stock thereafter created specifically ranking by its terms junior to the Series A Preferred Stock in the distribution of assets on any liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation; and

●	senior to any class or series which ranks on a parity with or are junior to the Series A Preferred Stock in the payment of dividends.

in each case, as to distributions of assets upon our liquidation, dissolution or winding up whether voluntarily or involuntarily.

Conversion. Each holder of Series A Preferred Stock may, from time to time, convert any or all of such holder’s shares of Series A Preferred Stock into fully paid and non-assessable shares of Common Stock in an amount equal to thirty six (36) shares of Common Stock for each one (1) share of Series A Preferred Stock surrendered. Notwithstanding anything to the contrary, at no time may all or a portion of shares of Series A Preferred Stock be converted if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock which would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time (the “4.99% Beneficial Ownership Limitation”).  By written notice to the Company, any holder of Series A Preferred Stock may increase or decrease the 4.99% Beneficial Ownership Limitation to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the 61st day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to such holder of Series A Preferred Stock sending such notice and not to any other holder of Series A Preferred Stock.

Liquidation Preference. In the event of our liquidation, dissolution, or winding up, holders of our Series A Preferred Stock will receive a payment in cash equal to the stated value per share of Series A Preferred Stock, before any proceeds are distributed to the holders of our common stock and other classes or series which ranks junior to the Series A Preferred Stock other that those securities which are explicitly senior or pari pasu to the Series A Preferred Stock in dividend rights or liquidation preference.

Voting Rights. Each holder of Series A Preferred Stock shall be entitled to vote on all matters submitted to stockholders of the Company and shall be entitled to such number of votes that is equal to the number of Common Stock that each share of Series A Preferred Stock is convertible into. Except as otherwise required by law, the holders of shares of Series A Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

Dividends. The holders of shares of Series A Preferred Stock shall not be entitled to receive dividends.

Certain Adjustments. If the Company, at any time while the Series A Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company pursuant to the conversion of the Series A Preferred Stock), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, each share of Series A Preferred Stock shall receive such consideration as if such number of shares of Series A Preferred had been, immediately prior to such foregoing dividend, distribution, subdivision, combination or reclassification, the holder of the number of shares of Common Stock into which it could convert at such time.

Redemption.  At any time, the Company, at its option, may redeem outstanding shares of Series A Preferred Stock, in whole or in part, upon notice by mail, postage prepaid, not less than 10 days nor more than 60 days prior to the date fixed for such redemption, to each holder of record of the shares of Series A Preferred Stock to be redeemed appearing on the stock books of the Company as of the date of such notice at the address of said holder shown therein. The redemption price payable for each share of Series A Preferred Stock redeemed pursuant to a redemption shall be (i) an amount equal to $0.001, payable in cash, and (ii) a number of fully paid and nonassessable shares of Common Stock equal to the number of shares of Common Stock and/or cash or other securities into which the shares of Series A Preferred Stock subject to redemption would be entitled to receive upon the conversion thereof as calculated as of the date of such redemption.

Effects of Blank Check Preferred Amendment on Current Stockholders

The shares of preferred stock to be authorized pursuant to the Blank Check Preferred Amendment could be issued, at the discretion of the Board, for any proper corporate purpose, without further action by the stockholders other than as may be required by applicable law. Existing stockholders do not have preemptive rights with respect to future issuance of preferred stock by the Company and their interest in the Company could be diluted by such issuance with respect to any of the following: earnings per share, voting, liquidation rights and book and market value.

The Board of Directors will have the power to issue the shares of preferred stock in one or more classes or series with such preferences and voting rights as the Board of Directors may fix in the resolution providing for the issuance of such shares. The issuance of shares of preferred stock could affect the relative rights of the Company's shares of common stock. Depending upon the exact terms, limitations and relative rights and preferences, if any, of the shares of preferred stock as determined by the Board of Directors at the time of issuance, the holders of shares of preferred stock may be entitled to a higher dividend rate than that paid on the common stock, a prior claim on funds available for the payment of dividends, a fixed preferential payment in the event of liquidation and dissolution of the Company, redemption rights, rights to convert their shares of preferred stock into shares of common stock, and voting rights which would tend to dilute the voting control of the Company by the holders of shares of common stock. Depending on the particular terms of any series of the preferred stock, holders thereof may have significant voting rights and the right to representation on the Company's Board of Directors. In addition, the approval of the holders of shares of preferred stock, voting as a class or as a series, may be required for the taking of certain corporate actions, such as mergers.

The issuance of shares of preferred stock may have the effect of discouraging or thwarting persons seeking to take control of the Company through a tender offer, proxy fight or otherwise or seeking to bring about removal of incumbent management or a corporate transaction such as a merger. For example, the issuance of shares of preferred stock in a public or private sale, merger or in a similar transaction may, depending on the terms of the series of preferred stock dilute the interest of a party seeking to take over the Company. Further, the authorized preferred stock could be used by the Board of Directors for adoption of a stockholder rights plan or "poison pill."

The Blank Check Preferred Amendment was not proposed in response to, or for the purpose of deterring, any effort to obtain control of the Company or as an anti-takeover measure. It should be noted that any action taken by the Company to discourage an attempt to acquire control of the Company might result in stockholders not being able to participate in any possible premiums which might be obtained in the absence of anti-takeover provisions. Any transaction which may be so discouraged or avoided could be a transaction that the Company's stockholders might consider to be in their best interests. However, the Board of Directors has a fiduciary duty to act in the best interests of the Company's stockholders at all times.

Required Vote

Approval of the Blank Check Preferred Amendment requires the receipt of the affirmative vote of a majority of the shares of the Company's common stock issued and outstanding as of the record date.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO AUTHORIZE THE ISSUANCE OF 10,000,000 SHARES OF BLANK CHECK PREFERRED STOCK.

SOLICITATION OF CONSENTS

Cost and Method

We will pay all of the costs of soliciting these consents. In addition to solicitation by mail, our employees, officers and directors may, without additional compensation, solicit proxies by mail, e-mail, facsimile, in person or by telephone or other forms of telecommunication. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these consent solicitation materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

Participants in the Consent Solicitation

Under applicable regulations of the SEC, each of our directors may be deemed to be a participant in our solicitation of consents. Please refer to the sections of this Consent Solicitation entitled “Security Ownership of Certain Beneficial Owners and Management,” herein for information about our directors who may be deemed participants in the solicitation. Except as described in this Consent Solicitation, there are no agreements or understandings between us and any of our directors or executive officers relating to their employment with us or any future transactions.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and other information with the SEC under the Securities Exchange Act of 1934, as amended.  You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s public reference room.  Our SEC filings are also available at http://www.sec.gov.

Appendix A

Form of Blank Check Preferred Amendment

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

1. Name of corporation:

Nexus BioPharma, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Article FOURTH is hereby amended in its entirety to read as follows:

The amount of the total authorized capital stock of the corporation is Seven Hundred Sixty Million (760,000,000) shares, consisting of 750,000,000 shares of common stock with a par value $0.001, and 10,000,000 shares of preferred stock with a par value of $0.001. The common stock may be issued from time to time without action by the stockholders. The Common Stock may be issued for consideration as may be fixed by the Board of Directors. The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications, limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: More than 50%.

4. Effective date of filing (optional):

5. Signature:

Appendix B

WRITTEN CONSENT OF STOCKHOLDERS OF NEXUS BIOPHARMA, INC.

The undersigned stockholder of Nexus BioPharma, Inc., (the "Company") hereby acknowledges receipt of the Notice of Consent Solicitation and accompanying Consent Solicitation Statement, each dated November 16, 2016. The undersigned hereby consents (by checking the FOR box) or declines to consent (by checking the AGAINST box or the ABSTAIN box) to the adoption of the following recitals and resolutions:

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders for the stockholders to approve an amendment to the Company's Articles of Incorporation to authorize the issuance of 10,000,000 shares of blank check preferred stock; and

WHEREAS, the Board of Directors of the Company approved the amendment to the Company's Articles of Incorporation to authorize the issuance of 10,000,000 shares of blank check preferred stock on October 7, 2016 and recommended that the stockholders vote "FOR" the below resolution, which it has deemed is in the best interests of the Company and its stockholders.

NOW, THEREFORE, IT IS RESOLVED, that the stockholders of the Company hereby approve the amendment to the Company's Articles of Incorporation to authorize the issuance of 10,000,000 shares of blank check preferred stock, in the form attached as Appendix A to the Consent Solicitation Statement;

☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

This Written Consent action may be executed in counterparts. Failure of any particular stockholder(s) to execute and deliver counterparts is immaterial so long as the holders of a majority of the voting power of the outstanding shares of the Company do execute and deliver counterparts.

This Written Consent is solicited by the Company's Board of Directors.

(Continued, and to be dated and signed, on the other side)

▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▲

Important Notice Regarding the Availability of Materials for the Notice of Consent Solicitation

The Consent Solicitation Statement is available at: http://www.viewproxy.com/Nexus/2016Consent

IN WITNESS WHEREOF, the undersigned has executed this Written Consent on _______, 2016.

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Print name(s) exactly as shown on Stock Certificate(s)

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Signature (and Title, if any) Signature (if held jointly)

Sign exactly as name(s) appear(s) on stock certificate(s). If stock is held jointly, each holder must sign. If signing is by attorney, executor, administrator, trustee or guardian, give full title as such. A corporation or partnership must sign by an authorized officer or general partner, respectively.

DO NOT PRINT IN THIS AREA
(Shareholder Name & Address Data)

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PROXY VOTING INSTRUCTIONS

MAIL
Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.